UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

VAALCO Energy, Inc.

(Exact name of registrant as specified in is charter)

Delaware	1-32167	76-0274813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:

(713) 623-0801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The description of the Employment Agreement described under Item 5.02 (and as defined therein) is incorporated in this Item 1.01 by reference. A copy of the form of Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2015, VAALCO Energy, Inc. (“the Company”) announced the appointment of Cary Bounds as its Chief Operating Officer, effective July 6, 2015.

Mr. Bounds, age 47, most recently served as Noble Energy, Inc.’s (NYSE: NBL) Business Unit Manager and Vice President Noble Energy EG with responsibility for Noble’s operations in Equatorial Guinea from May 2013 to June 2015. Prior to that, he served as Noble’s Country Manager, North Sea from April 2010 to May 2013. Prior to Noble, Mr. Bounds was the Engineering and Planning Manager, Worldwide for Terralliance Technologies, Inc. from 2007 to 2010 and served as their Country Manager in Mozambique from 2007 to 2010.  From 2004 to 2007, Mr. Bounds held positions with SM Energy Co. (NYSE: SM) as Engineering Manager for their Gulf Coast and Permian assets and he worked in corporate development, planning and reservoir engineering positions for Dominion E&P. Mr. Bounds began his career at ConocoPhillips (NYSE: COP) in 1991 in reservoir and production engineering. Mr. Bounds holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

Mr. Bounds’s annual base salary will be $340,000 and his 2015 annual cash bonus opportunity will be targeted at 75% of his base salary. Mr. Bounds will receive a sign-on award of 100,000 shares of restricted common stock, which will vest in three equal installments on the first three anniversaries of the date of grant, and 150,000 time-vested stock options, which will also vest in three equal installments on the first three anniversaries of the date of grant, each subject to his continued employment with the Company.  The exercise price of the options will be the closing price of the Company’s stock on the date of grant. Mr. Bounds will also be eligible for awards under the Company’s 2014 Long-Term Incentive Plan, with a target annual award equal to 150% of his annual base salary.

There are no understandings or arrangements between Mr. Bounds and any other person pursuant to which he was selected to serve as the Chief Operating Officer of the Company. There are no relationships between Mr. Bounds and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934.

A copy of the press release naming Mr. Bounds as the Company’s Chief Operating Officer is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In addition, the Company has entered into an employment agreement with Mr. Bounds (the “Employment Agreement”), effective July 6, 2015. The initial term of the Employment Agreement commences on July 6, 2015 and ends on December 31, 2017, subject to earlier termination upon notice or certain other conditions, and will be extended for successive one-year terms if neither party gives the other party notice of their intention to terminate the Employment Agreement 60 days’ prior to the end of the term.

The Employment Agreement provides Mr. Bounds with certain severance benefits if his employment is terminated due to death or disability, by the Company without Cause (as defined in the Employment Agreement), or by Mr. Bounds for Good Reason (as defined in the Employment Agreement), including in connection with a Change in Control (as defined in the Employment Agreement). Specifically, the Employment Agreement provides that, upon a termination of Mr. Bounds’s employment by the Company without Cause, by Mr. Bounds for Good Reason, or due to Mr. Bounds’s death or disability, Mr. Bounds will receive, among other benefits, a cash severance payment at least equal to fifty percent (50%) of his annual base salary then in effect plus fifty percent (50%) of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked). In addition, if Mr. Bounds’s employment is terminated by the Company without Cause, by Mr. Bounds for Good Reason, or due to Mr. Bounds’s death  or disability, in each case within one year following a Change in Control, then the Company shall provide Mr. Bounds with a cash severance payment at least equal to one hundred percent (100%) of his annual base salary then in effect plus one hundred percent (100%) of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked).

The summary herein is qualified in its entirety by reference to Mr. Bounds’s Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between the Company and Cary Bounds.
99.1	Press Release, dated June 30, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO ENERGY, INC.

Dated: July 1, 2015	By:	/s/ Eric J. Christ
Eric J. Christ
Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement between the Company and Cary Bounds.
99.1	Press Release, dated June 30, 2015